UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 11, 2011

GLOBAL PHARM HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-152286	20-8767223
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen,
People’s Republic of China
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  86-755-83230226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

On March 21, 2011, Global Pharm Holdings Group, Inc. a Delaware corporation (the “Company”), obtained the Certificate of Approval from Anhui Provincial Government for the establishment of a Joint Venture, “Anhui Sino-Green TCM Tech Development Co., Ltd” (“Sino-Green TCM Tech”), with foreign investment in the People’s Republic of China. On April 6, 2011, the Company obtained the Business license for Sino-Green TCM Tech.

Hong Kong Wisdom Fortune Medicine Holding Group Ltd. (“Wisdom Fortune”), a Hong Kong subsidiary of the Company, together with Anhui Qianyi Pharmaceutical Co., Ltd. (“Qianyi Pharmaceutical”), a PRC company, established the Joint-Venture,  Sino-Green TCM Tech, in Bozhou City, Anhui Province. The registered capital of Sino-Green TCM Tech is USD 10 million. Wisdom Fortune will invest USD 9.7 million and Qianyi Pharmaceutical will invest USD 0.3 million, which reflects 97 percent and 3 percent of the ownership of Sino-Green TCM Tech, respectively.

Establishing a Joint Venture with a local company in Bozhou City is a new step for the development of a TCM cultivation base in Bozhou over the next five years, based on the “Letter of Intent” recently signed with the Bozhou Municipal Government (for more information about the Letter of Intent, please refer to the PR distributed on March 2, 2011).

The Company's purpose for engaging in the TCM cultivation, TCM herbal processing and related products R&D business is to alleviate the impact on price inflation and maintain the supply stability of TCM raw materials. The cost-saving for TCM herbal related raw materials obtained directly from the place of origin will significantly enhance the Company’s products portfolio, and create a significant synergy between the Company’s plantation base and distribution business units. With the goal of integrating production, distribution, wholesale and retail, GP will establish a complete value chain in the pharmaceutical distribution industry.

Attached hereto as Exhibit 99.1 is the Press Release announcing the Business License obtained by the Company.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 99.1 — Press Release dated April 11, 2011 announcing the Business License obtained by the Company.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2011		Global Pharm Holdings Group, Inc.

	By:	/s/ An Fu
An Fu
Chief Financial Officer